Exhibit 99.1

DUET Acquisition Corp. Announces Charter and Trust Agreement Amendments and Extension of Deadline to Complete a Business Combination to May 24, 2023.

Kuala Lumpur, Malaysia – April 24, 2023 – DUET Acquisition Corp. (NASDAQ: DUET, DUETW, DUETU) (“DUET”), a special purpose acquisition company focused on disruptive high-growth, middle market technology companies, announced today that its stockholders approved amendments to its charter and trust agreement to change the structure and cost of how DUET can obtain extensions to the deadline to complete its initial business combination and that DUET obtained the first of up to nine one-month extensions of the deadline—from April 24, 2023 to May 24, 2023—by depositing $175,000 into its trust account (the “Trust Account”) with Continental Stock Transfer and Trust Company (“Continental”).

DUET’s stockholders, at a virtual special meeting of stockholders held on April 19, 2023, approved amendments to DUET’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) and DUET’s Investment Management Trust Agreement dated January 19, 2022 with Continental (the “Trust Agreement Amendment”) to change how DUET can obtain extensions to the previously applicable April 24, 2023 deadline to complete its initial business combination. Prior to the amendments, DUET could obtain one 3-month extension by depositing $862,500 into its Trust Account by the deadline applicable prior to the extension. The amendments allow DUET to instead obtain up to nine one-month extensions by depositing the lesser of (i) $175,000 or (ii) $0.055 per outstanding public share per extension into the Trust Account by the deadline applicable prior to the extension.

The Charter Amendment triggered a right of DUET’s public stockholders to demand the redemption of their public shares out of funds held in the Trust Account. Holders of 3,580,986 public shares properly requested redemption leaving 5,044,014 public shares outstanding. After payment of the redemption price to the redeeming public stockholders of approximately $10.38 per share for an aggregate of approximately $37.2 million, DUET will have approximately $52.4 million left in its Trust Account.

As a consequence of adoption of the Charter Amendment and the Trust Agreement Amendment and the redemptions, DUET can now obtain up to nine one-month extensions to the deadline to complete its initial business combination at a cost of the lesser of (i) $175,000 or (ii) $0.055 per outstanding public share per extension. In connection with the amendments, DUET notified Continental that it was exercising its right to obtain the first extension and deposited $175,000 into the Trust Account.

The Charter Amendment, Trust Agreement Amendment, and the first extension described above will provide DUET with additional time to complete a business combination.

About DUET Acquisition Corp.

DUET Acquisition Corp. is a blank check company, which was formed to acquire one or more businesses and assets, via a merger, capital stock exchange, asset acquisition, stock purchase, and reorganization. DUET was formed to effect a business combination with middle market “enabling technology” businesses or assets with a focus on eCommerce, FinTech, Big Data & Analytics and Robotic Process Automation (RPA).

DUET’s chairman, Larry Gan Nyap Liou has extensive experience as an active and strategic investor in eCommerce and digital enterprises. DUET’s Co-CEOs, Dharmendra Magasvaran and Yeoh Oon Lai have deep experience in consulting, digital business and operational experience in the consumer industry respectively.

To learn more, visit www.duet-corp.com.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “anticipate,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the Risk Factors section of the Company’s proxy statement filed on March 24, 2023 with the SEC. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of DUET and are not predictions of actual performance.

Contact:

Larry Gan Nyap Liou

Chairman of the Board

Email: enquiry@duet-corp.com

Phone: +60 3-9201 1087/+60 11-5695 7895